Exhibit 99.2

MusclePharm Announces Corporate Governance Initiatives

Company to Expand Board to Seven, With Five Independent Directors;

Separate the Roles of Chairman and CEO

Denver, CO – April 20, 2015 –MusclePharm Corporation (OTCQB: MSLP), a scientifically driven, performance-lifestyle sports nutrition company, today announced several corporate governance initiatives that are designed to best position the company to achieve its growth objectives.

“Our company has experienced tremendous growth since its inception back in 2008,” said Pyatt. “As we look ahead and prepare for the next level of growth and profitability, we are strengthening our board and management team and instituting additional best governance practices to position the company for long-term success in the future.”

The corporate governance changes announced includes increasing the number of directors on the MusclePharm Board to seven, with five independent directors. In connection with the board expansion, the Nominating and Governance Committee is putting forward its recommendations for the new board positions.

MusclePharm also announced the Board’s intention to separate the role of Chairman and CEO, which is expected to be completed by the end of 2015.

In addition, the company recently promoted John Price as chief financial officer and added a full accounting team based at its headquarters. It has also established the position of internal auditor, and completed its first Sarbanes-Oxley internal review.

About MusclePharm

MusclePharm® is a scientifically-driven, performance lifestyle company that currently develops, manufactures, markets and distributes branded nutritional supplements. The company offers a complete range of powders, capsules, tablets and gels. Its portfolio of recognized brands, including MusclePharm® Hybrid and Core Series, Arnold Schwarzenegger Series™ and FitMiss™, are marketed and sold in more than 110 countries and available in over 35,000 retail outlets globally. These clinically-proven and scientific nutritional supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit www.musclepharm.com. Follow MusclePharm Corporation on Facebook, Twitter, and Instagram. To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof

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Media:

Becky Warren

(916) 607-0129

bwarren@mercuryllc.com